Exhibit 15(vi)(b) under Form N-1A
Exhibit 1 under Item 601/Reg. S-K

Exhibit D
Distribution Agreement
OLD WESTBURY FUNDS, INC.
Old Westbury Core Equities Fund (the "Portfolio")


      The following provisions are hereby incorporated and made part of the Distribution Agreement dated the 2nd day of December, 1996, between Old Westbury Funds, Inc., on behalf of the Portfolio, and Edgewood Services, Inc. ("ESI"):

      1. The Portfolio hereby appoints ESI, as its agent, to offer, and to solicit offers to subscribe to, the unsold balance of shares of the series of common stock represented by the Portfolio as shall then be effectively registered under the 1933 Act ("Shares"). All subscriptions for Shares obtained by ESI shall be directed to for acceptance and shall not be binding on the Portfolio until accepted by the Portfolio. ESI shall have no authority to made binding subscriptions on the Portfolio's behalf. The Portfolio reserves the right to sell Shares directly to investors through subscriptions received by the Portfolio at its principal office. The right given to ESI under this agreement shall not apply to any Shares issued in connection with (a) the merger or consolidation of any other investment company with the Portfolio, (b) the Portfolio's acquisition by purchase or otherwise of all or substantially all of the assets or stock of any other investment company, or (c) the reinvestment in Shares by Portfolio stockholders of dividends or other distributions or any other offering by the Fund of securities to its stockholders.

     2. The Fund will reimburse ESI in an amount not to exceed .10% per annum of the Portfolio's average daily net assets for ESI's cost incurred:

            (i) to compensate broker-dealers with whom ESI has contracts for providing assistance in distribution Shares ; and

            (ii) to pay the cost of the preparation and printing of brochures and other promotional materials, mailings to prospective shareholders, advertising, and other promotional activities, including the salaries and/or commissions of ESI and other sales personnel, and of printing and distribution the Portfolio's prospectus to prospective investors in connection with the distribution of its shares.

      3. ESI may sell Shares to or through qualified brokers, dealers and financial institutions under selling and servicing agreements provided that no dealer, financial institution or other person shall be appointed or authorized to act as the Portfolio's agent without its written consent. The Portfolio acknowledges that, pursuant to a Shareholder Servicing Agreement with the Portfolio, ESI may arrange for broker-dealers (each a "Broker-Dealer") whose customers or clients are Portfolio shareholders to enter into agreements with ESI as the Distributor pursuant to which the Broker-Dealers will be compensated directly by the Distributor for the performance of shareholder servicing and related administrative functions not performed by the Advisor or its Shareholder Servicing Agents, the Distributor, the Administrator or the Transfer Agent. Such payments will be made only pursuant to written agreements approved in form and substance by the Board of Directors to be entered into by the Distributor and the Broker-Dealers. It is recognized that the Portfolio shall have no obligation or liability to ESI, or any Broker-Dealer for any such payments under the agreements with Broker-Dealers. The Portfolio's obligation is solely to make payments to the Advisor under the Advisory Agreement and the Shareholder Servicing Agreement and to the Distributor under the Distribution Agreement and Shareholder Servicing Agreement.

      4. The Portfolio and ESI will cooperate with each other in taking such action as may be necessary to qualify Shares for sale under the securities laws of such states as the Portfolio may designate, provided, that ESI shall not be required to register as a broker-dealer or file a consent to service of process in any such state where it is not now so registered. Pursuant to an Advisory Agreement dated November 13, 1997, between the Portfolio and the Advisor, the Portfolio will pay all fees and expenses of registering shares of all series of Common Stock under the 1933 Act and of qualification of shares of all series of Common Stock, and to the extent necessary, qualification under applicable state securities laws. ESI will pay all expenses relating to its broker-dealer qualification.

      5. ESI will prepare reports to the Board of Directors of the Portfolio on a quarterly basis showing amounts expended hereunder, including amounts paid to Broker-Dealers and the purpose of such payments.

      In consideration of the mutual convenants set forth in the Distribution Agreement dated December 2, 1996 between Old Westbury Funds, Inc. and Edgewood Services, Inc., Old Westbury Funds, Inc. executes and delivers this Exhibit on behalf of the Funds, and with respect to the separate Classes of Shares thereof, first set forth in this Exhibit.

      Witness the due execution hereof this 13th day of November, 1997.

                                    OLD WESTBURY FUNDS, INC.



                                    By:  /s/ C. Christine Thomson
                                    Name:  C. Christine Thomson
                                    Title:  Vice President

                                    EDGEWOOD SERVICES, INC.



                                    By:  /s/ Lawrence Caracciolo
                                    Name:  Lawrence Caracciolo
                                    Title:  President